UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Thompson, Richard L.
   1240 Lake Park Blvd.
   Richardson, TX  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/13/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-  2A.        3.Trans-   4.Securities Acquired(A)  5)Amount of    6.Owner-   7)Nature of
                         action    Deemed     action     or Disposed of (D)        Securities     ship       Indirect
                         Date      Execution  Code                                 Beneficially   Form:      Beneficial
                                   Date, if   ----------------------------------   Owned          Direct     Ownership
                         (Month/   any                           A                 Following      (D) or
                         Day/Year) (Month/                       or                Reported       Indirect
                                   Day/Year)  Code  V    Amount  D    Price        Transaction(s) (I)
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Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative    2)Conversion 3)Trans- 3A.         4)Trans-   5)Number of Derivative      6)Date Exercisable and
Security                 or Exercise  action   Deemed      action     Securities Acquired (A)     Expiration Date
                         Price of     Date     Execution   Code       or Disposed of (D)
                         Derivative   (Month/  Date, if    ----------------------------------------------------------------------
                         Security     Day/     any
                                      Year)    (Month/
                                               Day/Year)   Code  V    A            D              Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      $13.3750     12/13/02             A          12,483                      (1)               12/13/09
Option (right to buy)



Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-  3A          7)Title and Amount              8)Price   9)Number of     10)Ownership   11)Nature of
Security                 action    Deemed      of Underlying                   of Deri-  Derivative      Form of        Indirect
                         Date      Execution   Securities                      vative    Securities      Derivative     Beneficial
                                   Date, if    -----------------------------   Secur-    Beneficially    Security: or   Ownership
                                   any                             Amount or   ity       Owned           Direct (D) or
                                   (Month/                         Number of             Following       Indirect (I)
                                   Day/Year)   Title               Shares                Reported
                                                                                         Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/13/02              Common stock, par   12,483                12,483          D
Option (right to buy)                          value $0.01 per
                                               share


Explanation of Responses:

(1)  The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 7/9/99.


SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard L. Thompson
DATE 12/17/02


*     If the form is filed by more than one reporting person, see Instruction  4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal  Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.

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